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                                                                    EXHIBIT 5.1
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EXHIBIT 5.1 TO ASPEN TECHNOLOGY, INC. FORM 8-K FILED SEPTEMBER 6, 2000

ASPEN TECHNOLOGY ACQUIRES ICARUS CORPORATION

New Integrated Solution Enables Process Manufacturers to Streamline And Improve Capital Investment Decision-Making

     CAMBRIDGE, Mass., Sept. 5 /PRNewswire/ --.Aspen Technology, Inc. (Nasdaq:
AZPN), today announced that they have closed a transaction to acquire ICARUS Corporation, the market leader in providing software that is used by the process manufacturing industries to estimate plant capital costs and evaluate project economics. The acquisition will enable AspenTech to provide even greater value to companies in the process industries, by integrating the ICARUS financial decision-making tools with AspenTech's manufacturing modeling, asset optimization and supply chain offerings. Because the new integrated solution will combine analysis of engineering as well as economic considerations, it will enable process manufacturers to increase the quality and speed of decision making -- while reducing costs -- whenever major capital investment decisions are required, such as in building new plants or revamping existing facilities.

     Today, the process manufacturing industries spend more than $300 billion annually in new capital investments. The cost of a world-class process facility can exceed $1 billion. Capital investment decisions are based on numerous variables including input from investment analysts, engineering teams, construction teams, operations and maintenance. By combining the ICARUS financial decision making tools with AspenTech's proven process industry solutions, these variables can be analyzed, modeled and optimized -- with the use of real plant data -- in order to achieve the best return on investment. Process manufacturers will be able to achieve desired results with lower capital investment as well as lower ongoing operating costs.

     The ICARUS software contains a knowledge database built through many years of experience in use by leading companies including Bayer, BASF, BP, Chevron, Dow Chemical, Fluor Daniel, Kellogg Brown & Root, and Shell to name a few. AspenTech and ICARUS have been working together as alliance partners since 1998 and have already integrated their products for several major customers.

     "The inclusion of ICARUS' cost estimating and financial modeling technologies closes a gap in Aspen Technology's solution suite, and we are looking forward to the full integration of the AspenTech and the ICARUS products," said Mag Fouad, Fluor Daniel Vice President of Process Technology, a long time customer of both AspenTech and ICARUS. "With the increased competitive demands being placed on companies by the ebusiness environment, the combined solution will allow us to design better plants more quickly through understanding of both the key technical and economic issues of each project."

     "It is an enormous challenge for process manufacturing, engineering and construction firms to make decisions which take into account both financial and technical issues," said Dick Hill, Vice President of ARC Advisory Group. "This integrated approach is a compelling solution which compresses the workflow of engineering design, financial and capital investment activities. The ICARUS acquisition positions AspenTech to lead the way to a new generation of strategic decision-making technologies."

     AspenTech paid $24.5 million in a combination of cash and stock to acquire ICARUS. ICARUS reported total revenues of $11.3 million and profitable operations in its most recent



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fiscal year. AspenTech will account for this acquisition as a purchase, and excluding one-time charges it will be non dilutive in the fiscal year, ending June 30, 2001.

     "The ICARUS acquisition was in direct response to our customers, who recognized the synergy between our technologies and asked us to integrate the products," said Larry Evans, Chairman and CEO of Aspen Technology. "We are moving aggressively to develop solutions to support collaborative engineering in the new networked economy because we believe that workflow collaboration is the key to driving dramatic value for our process industry customers. ICARUS provides a critical knowledge database and enables decisions to be made in real time based upon the most accurate information available. This database can be continually updated with new data on actual plant costs as it is used for collaborative projects, so that the accuracy and value of the knowledge increases over time. Such real-time, reliable collaborative capability is exactly what process manufacturers need in order to make the right decisions at Internet speed."

About ICARUS

     ICARUS Corporation, based in Rockville, Maryland, (http://www.ICARUS-us.com) is a leading provider of Knowledge-Base (Kbase(TM)) Engineering Technology, which uses built-in design codes, heuristics and engineering methodology to automate engineering workflow. ICARUS software and services are used worldwide by owner-operators, technology licensors, and engineering and construction firms. The ICARUS mission is to provide clients with a shared knowledge-based technology that integrates business objectives with automated engineering analysis, helping to achieve a stronger competitive position.

About AspenTech

     Aspen Technology, Inc. is the leading supplier of integrated software and solutions that enable process manufacturers to automate and optimize their plants and extended supply chains, while enabling e-business. With deep process knowledge, best-in-class technology, and strategic alliances with leading business and technology partners, AspenTech offers the industry's broadest family of scaleable solutions, allowing process manufacturers to achieve competitive advantage in the Internet economy. AspenTech's Plantelligence(TM) solutions automate and optimize critical business processes at the plant level. AspenTech's Enterprise Optimization(TM) solutions extend the scope of optimization across the enterprise and extended supply chain. AspenTech eSupply Chain solutions enable manufacturers to link seamlessly to customers, suppliers and on-line trading exchanges, creating a collaborative, flexible extended enterprise. AspenTech employs more than 1,600 people worldwide. For more information visit http://www.aspentech.com.

     Paragraphs 1 and 6 of this press release contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statement using the term "will," "should," "could," "anticipates," "believes" or a comparable term is a forward-looking statement. Actual results may vary significantly from AspenTech's expectations based on a number of risks and uncertainties, including: AspenTech's lengthy sales cycle which makes it difficult to predict quarterly operating results; fluctuations in AspenTech's quarterly operating results; AspenTech's dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; AspenTech's need to hire additional qualified personnel and its dependence on key current employees; intense competition; AspenTech's dependence on systems integrators and other strategic partners; and other risk factors described from time to time in AspenTech's periodic reports and registration statements


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filed with the Securities and Exchange Commission. AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. Moreover, neither AspenTech nor anyone else assumes responsibility for the accuracy and completeness of any forward-looking statements. AspenTech undertakes no obligation to update any of the forward-looking statements after the date of this press release.

     AspenTech, Plantelligence, Enterprise Optimization, and the aspen leaf logo are trademarks of Aspen Technology, Inc., Cambridge, Mass.